Exhibit 99.1

DEPARTMENT OF HEALTH & HUMAN SERVICES	Public Health Service

Food and Drug Administration
10903 New Hampshire Avenue
Document Control Room W-O66-0609
Silver Spring, MD 20993-0002

AUG 22 2012	WARNING LETTER

VIA UNITED PARCEL SERVICE

F. Michael Ball

Chief Executive Officer

Hospira, Incorporated

275 North Field Drive

Lake Forest, Illinois 60045

Dear Mr. Ball:

During an inspection of your firm located in La Aurora de Heredia, Costa Rica, on April 16, 2012, through April 19, 2012, an investigator from the United States Food and Drug Administration (FDA) determined that your firm manufactures Symbiq, Plum, Gemstar, and Lifecare PCA branded infusion pumps and intravascular administration sets. Under section 201(h) of the Federal Food, Drug, and Cosmetic Act (the Act), 21 U.S.C. § 321(h), these products are devices because they are intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment, or prevention of disease, or to affect the structure or function of the body.

This inspection revealed that these devices are adulterated within the meaning of section 501(h) of the Act, 21 U.S.C. § 351(h), in that the methods used in, or the facilities or controls used for, their manufacture, packing, storage, or installation are not in conformity with the current good manufacturing practice requirements of the Quality System regulation found at Title 21, Code of Federal Regulations (CFR), Part 820.

We received a response from Messrs. Randall Obanda, Site Quality Director, and Pedro Castillo, Devices Serialized Plant Manager, dated May 8, 2012, concerning our investigator’s observations noted on the Form FDA 483 (FDA 483), List of Inspectional Observations, which was issued to your firm. We address this response below, in relation to each of the noted violations. These violations include, but are not limited to, the following:

1.               Failure to identify the actions needed to correct and prevent recurrence of nonconforming product and other quality problems, as required by 21 CFR 820.100(a)(3).

For example, your firm initiated a recall in February 2011 due to a failure of audible alarms on Plum branded infusion pumps. A corrective action was initiated with the supplier, Projects Unlimited Incorporated (PUI), to correct defective components on the piezoelectric assembly. The original piezo alarm, Hospira part number 830-03329-005, was redesigned with new specifications and provided a new part number (830-03329-006) effective November 11, 2011. In March of 2012, your firm received multiple complaints of no audible alarms on Plum devices after the supplier corrective action was initiated.

Your firm did not respond specifically to this citation because it was not listed on the FDA 483 issued to your firm.

2.               Failure to implement and record changes in methods and procedures needed to correct and prevent identified quality problems, as required by 21 CFR 820.100(a)(5). For example:

a)              Your firm initiated a recall (Z-3284-2011) in September 2011 to correct an unrestricted free-flow condition on Plum branded infusion pumps. An investigation was conducted and corrective actions were implemented by Hospira to ensure that proper installation of the regulator closure (source of the failure) was completed during manufacturing. During review of the regulator closure installation, the investigator noted an obsolete instruction in procedure 502-95004-006, Mechanism Assembly Instructions PLUM A+, to insert the regulator closer with a flat-head screw driver. The corrective action for recall Z-3284-2011 calls for the regulator closer to be installed using a force gauge with an applied force of 20-25 pounds.

b)             One of the corrective actions implemented for recall Z-3284-2011 was to perform a visual inspection after installation of the regulator closure. The Mechanism Assembly Instructions PLUM A+ procedure, 502-95004-006, requires a visual inspection of the assembly after installation of the regulator enclosure. During the observation of the regulator closure installation, the investigator noted that the visual inspection did not occur.

The adequacy of your firm’s response dated May 8, 2012, cannot be determined at this time. Your firm revised procedure 502-95004-006, Mechanism Assembly Instructions PLUM A+, to delete the instruction to install the regulator closure with a screw driver. However, no details of the consideration of a systemic corrective action for all manufacturing procedures were provided. Your firm also provided training documentation for the visual inspection required during regulator closure installation. However, your firm did not provide documented evidence that the visual inspection is being performed in the manufacturing process.

3.               Failure to evaluate suppliers, contractors, and consultants on the basis of their ability to meet specified requirements, including quality requirements. The evaluation shall be documented, as required by 21 CFR 820.50(a)(1).

For example:

a)              Your firm initiated a recall in February 2011 due to the failure of audible alarms on Plum branded infusion pumps. The source of the failure was due to faulty components on the piezoelectric assembly. A supplier corrective action was initiated with PUI, the supplier of the piezoelectric assembly. PUI was classified as a Tier 2 supplier per Hospira’s Supplier Quality Program Management document, 972-93069-002. In your firm’s Supplier Evaluations Procedure, QSM.10.007, issue date August 31, 2011, Tier 2 suppliers require a For Cause Audit to identify root or probable causes of an identified issue. A Routine/Qualification Audit, performed on September 21, 2011, was the only supplier audit performed by Hospira for PUI.

The adequacy of your firm’s response dated May 8, 2012, cannot be determined at this time. Your firm planned a For Cause audit of PUI; however, completion of the audit was not scheduled until June 30, 2012. Your firm also changed PUI’s status from Tier 2 to Tier 1, increasing the risk-level classification, which would require an annual evaluation of the supplier. Additionally, your firm intends to conduct retrospective reviews of supplier-related adverse quality trends and reclassify all suppliers based on risk level. Your firm also indicated that it will evaluate Quality System metrics and determine if additional actions should be implemented to monitor suppliers. The Corporate Supplier Evaluation Procedure, QSM.10.007, was updated to establish performance of For Cause audits and to reclassify suppliers to Tier 1 if they have negative/significant quality trends. However, your firm did not address employee training on the new Supplier Evaluation procedure. Lastly, evidence of implementation of corrective actions and systemic corrective actions was not provided.

b)             Exception Report Record, PR ID: 41660, detailed a complaint of over-delivery by a Plum XLD pump. Your firm determined that the supplier, Benchmark Electronics, had installed the incorrect Y2 crystal board component, which had a frequency rating of 12 MHz instead of 16 MHz. The Y2 crystal sends signals to drive motors on the pump. In the exception report, the pump was programmed to deliver 1497 ml at a rate of 62 ml/hr. The device infused the entire dose 4 hours and 30 minutes early due to the incorrect Y2 crystal. Benchmark Electronics was classified as a Tier 2 supplier per Hospira’s Supplier Quality Program Management document, 972-93069-002. In your firm’s Supplier Evaluations Procedure, QSM.10.007, issue date August 31, 2011, Tier 2 suppliers require a For Cause Audit to identify root or probable causes of an identified issue. Hospira performed only three Routine Audits on May 9, 2011, February 20, 2009, and June 19-20, 2008, for Benchmark Electronics. There was no evidence that a For Cause Audit was conducted.

Your firm did not respond specifically to this citation because it was not listed on the FDA 483 issued.

4.               Failure to establish adequate procedures for acceptance of incoming product, as required by 820.80(b).

For example, your firm initiated a change to the piezo alarm, part number: 830-03329-005, due to a recall resulting from the failure of the audible alarm on the Plum branded infusion pumps. The corrective action was to implement changes to the printed circuit board and piezo alarm and have the supplier, PUI, perform Highly Accelerated Stress Surveillance (HASS) testing. Since implementation of the corrective actions, 50 lots of the redesigned piezo alarm were received by your firm; however there was no documented inspection or testing of this critical component. Additionally, Hospira did not have any records of HASS testing results.

The adequacy of your firm’s response cannot be determined at this time. Your firm established a new requirement to include HASS testing results on the Certificates of Analysis (COA) for PUI. Your firm also indicated that it will determine if any other requirements are needed on PUI COAs. These actions are not scheduled for completion until July 30, 2012. Additionally, your firm indicated that it will assess all critical suppliers to assure compliance with COA requirements. Your firm also indicated that it will develop a process to ensure that all COAs and Certificates of Compliance are reviewed and approved prior to product acceptance and use. These actions are not scheduled for completion until August 30, 2012. To date, no evidence of implementation of any completed corrective action or systemic corrective action was provided to FDA.

5.               Failure to maintain device history records (DHRs). The DHR shall include, or refer to the location of, acceptance records that demonstrate that the device is manufactured in accordance with the Device Master Record, as required by 21 CFRP 820.184(d).

For example, during the observation of the regulator closure installation for Plum A+Infusion Pump, serial numbers 4510593 and 4510594, the investigator identified that the associated DHRs did not include documentation of the visual inspection for successful installation. This observation was confirmed in a discussion with the Quality Manager of Hospira’s Regulatory Compliance and Service Center. The visual inspection was identified as a corrective action for recall Z-3284-2011.

We reviewed your firm’s response and conclude that it is not adequate. Your firm stated that local change management procedures will be revised to ensure that all necessary inspectional activities for the manufacturing process will be appropriately documented in the DHR. This activity, however, was not scheduled for completion until July 15, 2012. Additionally, your firm did not address plans for DHR training. Finally, no documentation of implemented corrective actions for Plum A+ Infusion Pump DHRs or systemic corrective actions for other infusion pump models was provided.

A follow-up inspection will be required to assure that corrections and/or corrective actions are adequate.

U.S. federal agencies may be advised of the issuance of Warning Letters about devices so that they may take this information into account when considering the award of contracts. Additionally, premarket approval applications for Class III devices to which the Quality System regulation deviations are reasonably related will not be approved until the violations have been corrected. Requests for Certificates to Foreign Governments will not be granted until the violations related to the subject devices have been corrected.

Please notify this office in writing, within fifteen business days from the date you receive this letter, of the specific steps your firm has taken to correct the noted violations, including an explanation of how your firm plans to prevent these violations, or similar violations, from occurring again. Include documentation of the corrections and/or corrective action (including any systemic corrective actions) that your firm has taken. If your firm’s planned corrections and/or corrective actions will occur over time, please include a timetable for implementation of those activities. If corrections and/or corrective actions cannot be completed within fifteen business days, state the reason for the delay and the time within which these activities will be completed. Please provide a translation of documentation not in English to facilitate our review.

Your firm’s response should be sent to: Food and Drug Administration, Center for Devices and Radiological Health, Office of Compliance, Field Operations Branch, White Oak Building 66, Rm 2609, 10903 New Hampshire Ave., Silver Spring, MD 20993. Refer to CMS case #331698 when replying. If you have any questions about the contents of this letter, please contact: Carl Fischer, Ph.D., at 301-795-5770 or by fax at 301-847-8137.

Finally, you should know that this letter is not intended to be an all-inclusive list of the violations at your firm’s facility. It is your firm’s responsibility to ensure compliance with applicable laws and regulations administered by FDA. The specific violations noted in this letter and in the Inspectional Observations, FDA 483, issued at the close of the inspection may be symptomatic of serious problems in your firm’s manufacturing and quality management systems.

Your firm should investigate and determine the causes of the violations, and take prompt actions to correct the violations and bring the products into compliance.

Sincerely yours,

/s/ Steven D. Silverman
Steven D. Silverman
Director
Office of Compliance
Center for Devices and
Radiological Health